UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5503 Cahuenga Blvd, #203
Los Angeles, CA 91601
(Address of Principal Executive Offices) (Zip Code)

(877) 238-4492
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On our around December 27, 2016 we entered into a material definitive agreement Quality Service Automobile, LLC (“QSA”) . The agreement is for QSA to enjoy non-exclusive distribution rights to our BDI 747 in entire state of Washington for a three-year term. There were approximately 35,000 peoples charged with driving under the influence in year 2015 and the state of Washington is a first-time offender state, meaning all DUI convictions are required to install an ignition interlock. We received a one-time territory fee for distribution rights and we will be receiving a monthly fee on a per-unit basis for every BDI 747 that QSA has in their inventory in any given month.

SECTION 8 — OTHER EVENTS

Item 8.01

Other Events.

On or around December 27, 2016 we confirmed receipt of a wire transfer of funds from The Doheny Group in the amount of $97,750. The Doheny Group has wired us these funds to ensure that we have adequate funding and leverage in active ongoing discussions with some of our suppliers. We are currently is discussions with suppliers to ascertain feasibility of sourcing key core-components and resources that would be required for immediately increasing production to meet current ongoing demand for the BDI 747. Demand for our BDI 747 is exceeding our current inventory supplies and we currently are only providing inventory and servicing seven (7) of the eleven (11) states were we have received regulatory approvals to provide our services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blow & Drive Interlock, Corp.

By:	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Officer

Date: December 28, 2016